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                                                                    EXHIBIT 99.1


              SIMULATIONS PLUS SUBSIDIARY, WORDS+, INC., TERMINATES ROYALTY AND SUPPORT AGREEMENT WITH SAM COMMUNICATIONS, LLC

          TERMINATION BY MUTUAL AGREEMENT TO RESULT IN REDUCED EXPENSES

         LANCASTER, CA, JUNE 29, 2005 - Simulations Plus, Inc. (AMEX: SLP), the leading provider of ADMET absorption simulation and neural net structure-to-property prediction software for pharmaceutical discovery and development, announced today that, by mutual agreement, the product support obligations of SAM Communications, LLC and the royalty payments to SAM Communications, LLC have been terminated effective June 30, 2005.

         Jeff Dahlen, President of the Company's Words+, Inc. subsidiary, said:
"At the request of the principal of SAM Communications, LLC, who has developed other business interests and wishes to be freed from the product support obligations of our December 2003 agreement, we have agreed to terminate that agreement effective June 30. Our own engineering staff is now fully capable of supporting and further developing the software and hardware technologies we acquired under the agreement. We believe it was in our best interests to agree to the termination and we expect that this will result in a savings to the Company because royalty payments to SAM Communications, LLC are discontinued as well. Over the past 12 months, royalty payments to SAM Communications, LLC have totaled approximately $70,000. Although we cannot provide an exact estimate for the future, we would expect future savings to be as much or more, as we continue to see improving sales of our Say-it! SAM and SAM Tablet products."

         Walt Woltosz, chairman and chief executive officer of Simulations Plus, said, "We have enjoyed an excellent working relationship with SAM Communications, LLC, and the technology we acquired has been part of the reason that Words+ has turned around so nicely over the past year. We appreciate the willingness of the principal of SAM Communications LLC, who is also a Simulations Plus shareholder, to release us from the royalty payments in return for freeing up his time to devote to other interests."